Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Jim Pluntze
978-946-8611
jpluntze@navisite.com
NaviSite Special Committee
Rejects Unsolicited Proposal From Atlantic Investors, LLC
Andover, MA, August 6, 2010 — NaviSite, Inc. (NASDAQ: NAVI) today announced that the Special Committee (the “Committee”) of the Board of Directors has unanimously rejected the July 12, 2010 unsolicited, conditional proposal by Atlantic Investors, LLC to purchase all of the outstanding shares of common stock of NaviSite not owned by Atlantic for $3.05 per share. The Committee will continue to consider strategic alternatives available to NaviSite, including maintaining NaviSite as a standalone public company. NaviSite does not intend to disclose developments with respect to any consideration of strategic alternatives unless and until the Committee and the Board of Directors have approved a specific course of action.
About NaviSite
NaviSite, Inc. (NASDAQ: NAVI) is the premier provider of complex hosting, application management and managed cloud services for enterprises. NaviSite provides a full suite of reliable and scalable managed services, including Application Services, industry-leading Enterprise Hosting, and Managed Cloud Services for enterprises looking to outsource IT infrastructure and lower their capital and operational costs. Over 1,400 customers depend on NaviSite for customized solutions, delivered through a global footprint of state-of-the-art data centers supported by approximately 600 professionals. For more information on NaviSite services, please visit www.navisite.com.
Forward Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations about future events. These statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events may differ materially from what is expressed in such forward-looking statements due to numerous factors. Further information and risks regarding factors that could affect our business, operations, financial results or financial

400 Minuteman Road, Andover, MA 01810, P. 978-682-8300, F. 978-688-8100	www.navisite.com

positions are discussed from time to time in NaviSite’s Securities and Exchange Commission filings and reports. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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400 Minuteman Road, Andover, MA 01810, P. 978-682-8300, F. 978-688-8100	www.navisite.com